NEWS RELEASE
January 29, 2009

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC.
EARNINGS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2008

HIGHLIGHTS:
•	Net earnings for the quarter of $17.014 million and net earnings of $65.657 million for 2008.
•	Diluted earnings per share of $.29 for the quarter and $1.19 for 2008.
•	Acquisition of Bank of the San Juans (Durango, Colorado) completed as of December 1, 2008.
•	Loans increased $207 million for the quarter.
•	Organic loan growth of 10 percent for 2008.
•	Raised $94 million in capital from sale of 6.325 million common shares in an equity offering.
•	Tangible stockholders’ equity increased $143 million, up 38 percent for 2008.
•	Net interest income increased $5 million, or 8 percent, from the third quarter 2008 and increased $10 million, or 21 percent, for 2008.
•	Net interest margin (tax equivalent) of 4.81 percent, up 29 basis points from the fourth quarter 2007.
•	Efficiency ratio of 49 percent for the quarter, excluding nonrecurring items.
•	Cash dividend of $.13 per share declared for the quarter and $.52 per share for the year.

Earnings Summary	Three months		Twelve months
($ in thousands, except per share data)	ended December 31,		ended December 31,
	(unaudited)	(unaudited)	(unaudited)	(audited)
	2008	2007	2008	2007

Net earnings	$17,014	$18,146	$65,657	$68,603
Diluted earnings per share	$0.29	$0.34	$1.19	$1.28
Return on average assets (annualized)	1.27%	1.51%	1.31%	1.49%
Return on average equity (annualized)	11.02%	13.74%	11.63%	13.82%

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net earnings of $17.014 million for the fourth quarter, a decrease of $1.132 million, or 6 percent, from the $18.146 million for the fourth quarter of 2007.  Diluted earnings per share of $.29 for the quarter decreased 15 percent from the diluted earnings per share of $.34 for the same quarter of 2007. Annualized return on average assets and return on average equity for the fourth quarter were 1.27 percent and 11.02 percent, which compares with prior year returns for the fourth quarter of 1.51 percent and 13.74 percent, respectively.

Net earnings for the year ended December 31, 2008 were $65.657 million, which is a decrease of $2.946 million, or 4 percent, over the prior year.  Diluted earnings per share of $1.19 is a decrease of 7 percent from the $1.28 earned in 2007.  “While we are disappointed that we did not achieve our earnings goals for the year, we are very proud of the Company’s performance in the most difficult climate in decades,” said Mick Blodnick, President and Chief Executive Officer.  “With a national economy that continued to slip at an accelerated pace during the second half of the year, bank earnings came under increasing stress and yet our core operating results continued to be very good. On a pre-tax, pre-provision basis, it was by far our best year ever.”

Included in net earnings for 2008 is a nonrecurring charge of $4.602 million ($7.6 million pre-tax) for other than temporary impairment with respect to investments in Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock and Federal National Mortgage Association (“Fannie Mae”) common stock, a nonrecurring gain of $1.0 million ($1.7 million pre-tax) from the sale and relocation of Mountain West Bank’s office facility in Ketchum, Idaho, and a nonrecurring gain of $150 thousand ($248 thousand pre-tax) from the first quarter sale of Principal Financial Group shares and the mandatory redemption of a portion of Visa, Inc. shares.  Included in 2007 net earnings is a nonrecurring $1.0 million gain ($1.6 million pre-tax) from the sale of Western Security Bank’s Lewistown, Montana branch, which was partially offset by approximately $500 thousand of nonrecurring expenses from the merger of three of the acquired Citizens Development Company’s (“CDC”) five subsidiaries into Glacier Bancorp, Inc. subsidiaries.

The results of operations and financial condition include the acquisition of Bank of the San Juans from December 1, 2008.  Cash of $9.0 million and 640,000 shares of the Company’s common stock were issued in the acquisition.  The following table provides information on selected classifications of assets and liabilities acquired:

Bank of
(Unaudited - $ in thousands)	the San Juans

Total assets	$157,648
Investments, including FHLB stock	$1,060
Net loans	$139,376
Non-interest bearing deposits	$21,453
Interest bearing deposits	$97,481

As reflected in the following table, total assets at December 31, 2008 were $5.554 billion, an increase of $737 million, or 15 percent, over the total assets of $4.817 billion at December 31, 2007.

	December 31,	December 31,	$ change from
	2008	2007	December 31,
Assets ($ in thousands)	(unaudited)	(audited)	2007

Cash on hand and in banks	$125,123	$145,697	$(20,574)
Investments, interest bearing deposits, FHLB stock, FRB stock, and Fed Funds	1,000,224	782,236	217,988
Loans:
Real estate	838,375	725,854	112,521
Commercial	2,575,828	2,247,303	328,525
Consumer and other	715,990	638,378	77,612
Total loans	4,130,193	3,611,535	518,658
Allowance for loan and lease losses	(76,739)	(54,413)	(22,326)
Total loans net of allowance for loan and lease losses	4,053,454	3,557,122	496,332
Other assets	375,169	332,275	42,894
Total Assets	$5,553,970	$4,817,330	$736,640

At December 31, 2008, total loans were $4.130 billion, an increase of $207 million, or 5 percent over total loans of $3.923 billion at September 30, 2008, with all categories showing increases.  The increase in loans for the quarter includes $145 million for Bank of the San Juans as of year end.  For the fourth quarter 2008, commercial loans grew the most with an increase of $124 million, or 5 percent, followed by consumer loans, which are primarily comprised of home equity loans, increasing by $69 million, or 9 percent, and real estate loans increased $15 million, or 2 percent.  For the year, total loans increased $519 million, or 14 percent, over total loans of $3.612 billion at December 31, 2007.  Excluding the loan growth attributable to Bank of the San Juans, the loan portfolio increased organically 10 percent for 2008.  During the year, commercial loans grew the most with an increase of $329 million, or 15 percent, followed by real estate loans, which increased $113 million, or 16 percent, and consumer loans, which are primarily comprised of home equity loans, increasing by $78 million, or 12 percent from the fourth quarter of 2007

Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have increased $218 million, or 28 percent, from December 31, 2007 and have increased $133 million, or 15 percent, from September 30, 2008.  Investment securities represented 18 percent of total assets at December 31, 2008, versus 16 percent of total assets the prior year.

	December 31,	December 31,	$ change from
	2008	2007	December 31,
Liabilities ($ in thousands)	(unaudited)	(audited)	2007

Non-interest bearing deposits	$747,439	$788,087	$(40,648)
Interest bearing deposits	2,515,036	2,396,391	118,645
Advances from Federal Home Loan Bank	338,456	538,949	(200,493)
Securities sold under agreements to
repurchase and other borrowed funds	1,110,731	401,621	709,110
Other liabilities	44,331	45,147	(816)
Subordinated debentures	121,037	118,559	2,478
Total liabilities	$4,877,030	$4,288,754	$588,276

As of December 31, 2008, non-interest bearing deposits decreased $41 million, or 5 percent, since December 31, 2007, and decreased $7 million, or 1 percent, since September 30, 2008.  Interest bearing deposits increased $119 million, or 5 percent for the year, and increased $233 million, or 10 percent, for the quarter.  Federal Home Loan Bank (“FHLB”) advances at December 31, 2008 decreased $200 million, or 37 percent, from December 31, 2007 and decreased $389 million, or 53 percent, from September 30, 2008.  Repurchase agreements and other borrowed funds were $1.1 billion at December 31, 2008, an increase of $709 million, or 177 percent, from December 31, 2007, and an increase of $421 million, or 61 percent, from September 30, 2008.  Included in this latter category are U.S. Treasury Tax and Loan funds of $6 million at December 31, 2008, a decrease of $351 million from September 30, 2008, and a decrease of $215 million from December 31, 2007.  Also, included in this category are Federal Reserve Bank discount window borrowings of $914 million at December 31, 2008, an increase of $774 million from September 30, 2008.  There were no discount window borrowings at December 31, 2007.

	December 31,	December 31,	$ change from
Stockholders' equity	2008	2007	December 31,
($ in thousands except per share data)	(unaudited)	(audited)	2007

Common equity	$678,183	$525,459	$152,724
Accumulated other comprehensive (loss) income	(1,243)	3,117	(4,360)
Total stockholders' equity	676,940	528,576	148,364
Core deposit intangible, net, and goodwill	(159,765)	(154,264)	(5,501)
Tangible stockholders' equity	$517,175	$374,312	$142,863

Stockholders' equity to total assets	12.19%	10.97%
Tangible stockholders' equity to total tangible assets	9.59%	8.03%
Book value per common share	$11.04	$9.85	$1.19
Tangible book value per common share	$8.43	$6.98	$1.45
Market price per share at end of period	$19.02	$18.74	$0.28

Total stockholders’ equity and book value per share amounts have increased $148 million and $1.19 per share, respectively, from December 31, 2007, the result of earnings retention and exercised stock options, and $94 million in net proceeds from the Company’s November equity offering of 6,325,000 shares of common stock at a price of $15.50 per share.  Tangible stockholders equity has increased $143 million, or 38 percent since December 31, 2007, with tangible stockholders’ equity at 9.59 percent of total tangible assets at December 31, 2008, up from 8.03 percent at December 31, 2007.  Accumulated other comprehensive income, representing net unrealized gains or losses (net of tax) on investment securities designated as available for sale, decreased $4 million from December 31, 2007.  “With our successful common equity raise in the fourth quarter, we have now built our capital to a high level,” Blodnick said. “This strong capital base will give us the ability to take advantage of strategic opportunities as they present themselves in the future.”

Operating Results for Three Months Ended December 31, 2008
Compared to September 30, 2008 and December 31, 2007

Revenue summary
($ in thousands)	Three months ended
	December 31,	September 30,	December 31,
	2008	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Net interest income
Interest income	$76,707	$75,689	$79,117
Interest expense	18,599	22,113	30,918
Net interest income	58,108	53,576	48,199

Non-interest income
Service charges, loan fees, and other fees	11,522	12,800	11,790
Gain on sale of loans	3,195	3,529	3,330
Loss on investments	-	(7,593)	-
Other income	920	3,018	1,117
Total non-interest income	15,637	11,754	16,237
	$73,745	$65,330	$64,436

Tax equivalent net interest margin	4.81%	4.65%	4.52%

($ in thousands)	$ change from	$ change from	% change from	% change from
	September 30,	December 31,	September 30,	December 31,
	2008	2007	2008	2007
Net interest income
Interest income	$1,018	$(2,410)	1%	-3%
Interest expense	$(3,514)	$(12,319)	-16%	-40%
Net interest income	4,532	9,909	8%	21%

Non-interest income
Service charges, loan fees, and other fees	(1,278)	(268)	-10%	-2%
Gain on sale of loans	(334)	(135)	-9%	-4%
Loss on investments	7,593	-	-100%	n/m
Other income	(2,098)	(197)	-70%	-18%
Total non-interest income	3,883	(600)	33%	-4%
	$8,415	$9,309	13%	14%
n/m - not measurable

Net Interest Income
Net interest income for the quarter increased $5 million, or 8 percent, from the prior quarter, and increased $10 million, or 21 percent, over the same period in 2007.  Interest income for the current quarter increased $1.0 million, or 1 percent, with interest expense decreasing $4 million, or 16 percent, compared to the prior quarter.  While total interest income has decreased by $2 million, or 3 percent, from the same period last year, total interest expense has decreased by $12 million, or 40 percent, from the same period last year.  The decrease in total interest expense is primarily attributable to rate decreases in interest bearing deposits and lower cost borrowings.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.81 percent which is 16 basis points higher than the 4.65 percent achieved for the prior quarter and 29 basis points higher than the 4.52 percent result for the fourth quarter of 2007.  “We are pleased with the net interest margin results for the quarter and especially for the year as our banks have maintained discipline in pricing loans while reducing rates paid on interest bearing deposits,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Non-interest income for the quarter increased $4 million, or 33 percent, from the prior quarter, and decreased $600 thousand, or 4 percent, over the same period in 2007.  The Other Income category of non-interest income for the prior quarter includes the $1.7 million gain from the sale and relocation of Mountain West Bank’s office facility in Ketchum, Idaho.  Excluding this nonrecurring item and also excluding the nonrecurring $7.6 million other than temporary impairment charge on the Freddie Mac and Fannie Mae stock, non-interest income for the current quarter decreased $2 million from the prior quarter and decreased $600 thousand over the same period in 2007.  Fee income decreased $1.3 million, or 10 percent, during the quarter, compared to the decrease of $268 thousand, or 2 percent, over the same period last year.  Gain on sale of loans decreased $334 thousand, or 9 percent, for the quarter and decreased $135 thousand, or 4 percent, over the same period last year.

Non-interest expense summary	Three months ended
($ in thousands)	December 31,	September 30,	December 31,
	2008	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Compensation and employee benefits	$18,775	$21,188	$18,684
Occupancy and equipment expense	5,923	5,502	5,042
Advertising and promotion expense	1,675	1,942	1,609
Outsourced data processing	638	556	710
Core deposit intangibles amortization	741	764	786
Other expenses	8,340	7,809	7,633
Total non-interest expense	$36,092	$37,761	$34,464

($ in thousands)	$ change from	$ change from	% change from	% change from
	September 30,	December 31,	September 30,	December 31,
	2008	2007	2008	2007

Compensation and employee benefits	$(2,413)	$91	-11%	0%
Occupancy and equipment expense	421	881	8%	17%
Advertising and promotion expense	(267)	66	-14%	4%
Outsourced data processing	82	(72)	15%	-10%
Core deposit intangibles amortization	(23)	(45)	-3%	-6%
Other expenses	531	707	7%	9%
Total non-interest expense	$(1,669)	$1,628	-4%	5%

Non-interest Expense
Non-interest expense decreased by $1.7 million, or 4 percent, from the prior quarter and increased by $1.6 million, or 5 percent, from the same quarter of 2007.  Compensation and employee benefits expense decreased $2.4 million, or 11 percent, over the prior quarter, and increased $91 thousand over the same quarter of 2007.  The current quarter decrease in compensation and benefits is attributable to reductions in commissions tied to production, as well as reduction in bonuses and employee benefits tied to Company performance.  The number of full-time-equivalent employees has increased from 1,480 to 1,571, a 6 percent increase since December 31, 2007.  Occupancy and equipment expense increased $421 thousand, or 8 percent, for the quarter, while other expenses increased $531 thousand, or 7 percent, for the quarter.  Occupancy and equipment expense increased $881 thousand, or 17 percent, while other expenses increased $707 thousand, or 9 percent since December 31, 2007.  Such increases reflect the addition of Bank of the San Juans in December, cost of facility upgrades, additional branch locations, and other general and administrative costs.  Advertising and promotion expense decreased $267 thousand, or 14 percent, from the prior quarter, and increased $66 thousand, or 4 percent, from the same quarter of 2007, such increases attributable to branch promotions and the banks continuing focus on attracting and retaining non-interest bearing and other low cost deposits.

Efficiency Ratio
Excluding nonrecurring items, the efficiency ratio (non-interest expense / net interest income plus non-interest income) was 49 percent for the quarter, compared to 53 percent for the prior quarter excluding nonrecurring items, a four percentage point improvement.  “The improvement reflects the banks’ continuing success in controlling operating expenses and the increase in net interest income,” said Copher.

	December 31,	September 30,	December 31,
Credit quality information	2008	2008	2007
($ in thousands)	(unaudited)	(unaudited)	(audited)

Allowance for loan and lease losses	$76,739	$65,633	$54,413

Real estate and other assets owned	$11,539	$9,506	$2,043
Accruing Loans 90 days or more overdue	8,613	4,924	2,685
Non-accrual loans	64,301	56,322	8,560
Total non-performing assets	$84,453	$70,752	$13,288

Allowance for loan and lease losses as a
percentage of non-performing assets	91%	93%	409%

Non-performing assets as a percentage of total bank assets	1.46%	1.30%	0.27%

Allowance for loan and lease losses as a
percentage of total loans	1.86%	1.67%	1.51%

Net charge-offs as a percentage of total loans	0.213%	0.128%	0.060%

Accruing Loans 30-89 days or more overdue	$54,787	$25,690	$45,490

Allowance for Loan and Lease Losses and Non-performing Assets
At December 31, 2008, the allowance for loan and lease losses was $76.739 million, an increase of $22 million, or 41 percent, from a year ago.  The current quarter provision for loan loss expense was $12.2 million, an increase of $9.3 million from the same quarter in 2007.  Charged-off loans for the current quarter exceeded recoveries of previously charged-off loans by $3.7 million.  Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will determine the level of additional provision expense.

Most of the Company’s non-performing assets are secured by real estate.  Based on the most current information available to management, including updated appraisals where appropriate, the Company believes the value of the underlying real estate collateral is adequate to minimize significant charge-offs or loss to the Company.  For collateral dependent loans, impairment is measured by the fair value of the collateral.

The allowance was 1.86 percent of total loans outstanding at December 31, 2008, up from 1.67 percent at the prior quarter end, and up from 1.51 percent at December 31, 2007.  The allowance was 91 percent of non-performing assets at December 31, 2008, down from 93 percent for the prior quarter end and down from 409 percent a year ago.  Non-performing assets as a percentage of total bank assets at December 31, 2008 were at 1.46 percent, up from 1.30 percent as of September 30, 2008, and up from .27 percent at December 31, 2007.  “Non-performing assets increased in the fourth quarter, but at a slower pace than the previous quarter,” Blodnick said.  “However, as the economy continues to weaken we expect credit quality to remain a challenge.  Our plan is to continue deploying significant resources in order to maintain and control credit quality at manageable levels.”

Operating Results for Year Ended December 31, 2008
 Compared to December 31, 2007

Revenue summary
($ in thousands)	Twelve months ended
	December 31,	December 31,	$ change from	% change from
	2008	2007	December 31,	December 31,
	(unaudited)	(audited)	2007	2007
Net interest income
Interest income	$302,985	$304,760	$(1,775)	-1%
Interest expense	90,372	121,291	$(30,919)	-25%
Net interest income	212,613	183,469	29,144	16%

Non-interest income
Service charges, loan fees, and other fees	47,506	45,486	2,020	4%
Gain on sale of loans	14,849	13,283	1,566	12%
Loss on sale of investments	(7,345)	(8)	(7,337)	91713%
Other income	6,024	6,057	(33)	-1%
Total non-interest income	61,034	64,818	(3,784)	-6%
	$273,647	$248,287	$25,360	10%

Tax equivalent net interest margin	4.70%	4.50%

Net Interest Income
Net interest income for the current year increased $29 million, or 16 percent, over the same period in 2007.  Total interest income decreased $1.8 million, or 1 percent, for the current year, while total interest expense decreased $31 million, or 25 percent, over the same period in 2007.  The decrease in interest expense is primarily attributable to the rate decreases on interest bearing deposits and lower cost borrowings.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.70 percent, an increase of 20 basis points from the 4.50 percent for the same period in 2007.

Non-interest Income
Total non-interest income decreased $4 million, or 6 percent in 2008.  Excluding the current year nonrecurring items, consisting of the $7.6 million charge for other than temporary impairment on the Freddie Mac and Fannie Mae securities, the $1.7 million gain from the sale and relocation of Mountain West Bank’s branch in Ketchum, Idaho, the first quarter $248 thousand combined gain from the sale of Principal Financial Group stock and mandatory redemption of a portion of Visa, Inc. shares, and also excluding the prior year nonrecurring $1.6 million gain from the first quarter sale of Western Security Bank’s Lewistown, Montana branch, non-interest income for 2008 increased $3.5 million from the same period in 2007.  Fee income increased $2 million, or 4 percent, over last year, driven primarily by an increased number of loan and deposit accounts, as well as additional products and service offerings.  Gain on sale of loans increased $2 million, or 12 percent, from last year.

Non-interest expense summary	Twelve months ended
($ in thousands)	December 31,	December 31,	$ change from	% change from
	2008	2007	December 31,	December 31,
	(unaudited)	(audited)	2007	2007

Compensation and employee benefits	$82,027	$79,070	$2,957	4%
Occupancy and equipment expense	21,674	19,152	2,522	13%
Advertising and promotion expense	6,989	6,306	683	11%
Outsourced data processing	2,508	2,755	(247)	-9%
Core deposit intangibles amortization	3,051	3,202	(151)	-5%
Other expenses	29,660	27,432	2,228	8%
Total non-interest expense	$145,909	$137,917	$7,992	6%

Non-interest Expense
Non-interest expense increased in 2008 by $8 million, or 6 percent, compared to 2007.  Included in 2007 is approximately $500,000 of non-recurring expenses and costs, including overtime, associated with the January 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.’s subsidiaries, and related operating system conversions.  Compensation and employee benefit expense increased $3 million, or 4 percent, from 2007, such increase attributable to the increase in full-time equivalent employees from 1,480 to 1,571 in 2008.  Occupancy and equipment expense increased $3 million, or 13 percent, while other expenses increased $2 million, or 8 percent, since December 31, 2007, reflecting the addition of Bank of the San Juans in December, cost of additional locations and facility upgrades.  Advertising and promotion expense increased $683 thousand, or 11 percent, from 2007, due primarily to branch promotions and the banks continuing focus on attracting and retaining non-interest bearing and other low cost deposits.

Efficiency Ratio
Excluding nonrecurring items, the efficiency ratio (non-interest expense / net interest income plus non-interest income) decreased from 56 percent to 52 percent during 2008, a four percentage point improvement.

Allowance for Loan and Lease Losses and Non-performing Assets
The provision for loan loss expense was $28.5 million for the 2008, an increase of $21.8 million, or 326 percent, from 2007.  Net charged-off loans for the year were $8.779 million, compared to $2.165 million of net charged-off loans during 2007.  Non-performing assets as a percentage of total bank assets at December 31, 2008 were at 1.46 percent, up from .27 percent a year ago.

Cash Dividend
On December 23, 2008, the board of directors declared a cash dividend of $.13 per share, payable January 22, 2009 to shareholders of record on January 13, 2009.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 56 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado.  Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven community bank subsidiaries.  These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, First National Bank of Morgan in Utah and Bank of the San Juans in Colorado.

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’s style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
($ in thousands except per share data)	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)
Assets:
Cash on hand and in banks	$125,123	145,697
Federal funds sold	6,480	135
Interest bearing cash deposits	3,652	81,777

Investment securities, available-for-sale	990,092	700,324

Net loans receivable:
Real estate loans	838,375	725,854
Commercial loans	2,575,828	2,247,303
Consumer and other loans	715,990	638,378
Allowance for loan and lease losses	(76,739)	(54,413)
Total loans, net	4,053,454	3,557,122

Premises and equipment, net	133,949	123,749
Real estate and other assets owned, net	11,539	2,043
Accrued interest receivable	28,777	26,168
Deferred tax asset	14,292	-
Core deposit intangible, net	13,013	13,963
Goodwill	146,752	140,301
Other assets	26,847	26,051
Total assets	$5,553,970	4,817,330

Liabilities and stockholders' equity:
Non-interest bearing deposits	$747,439	788,087
Interest bearing deposits	2,515,036	2,396,391
Advances from Federal Home Loan Bank	338,456	538,949
Securities sold under agreements to repurchase	188,363	178,041
Federal Reserve Discount Window	914,000	-
U.S. Treasury Tax & Loan	6,067	221,409
Other borrowed funds	2,301	2,171
Accrued interest payable	9,751	13,281
Deferred tax liability	-	481
Subordinated debentures	121,037	118,559
Other liabilities	34,580	31,385
Total liabilities	4,877,030	4,288,754

Preferred shares, $.01 par value per share. 1,000,000 shares authorized
None issued or outstanding	-	-
Common stock, $.01 par value per share. 117,187,500 shares authorized	613	536
Paid-in capital	491,794	374,728
Retained earnings - substantially restricted	185,776	150,195
Accumulated other comprehensive (loss) income	(1,243)	3,117
Total stockholders' equity	676,940	528,576
Total liabilities and stockholders' equity	$5,553,970	4,817,330
Number of shares outstanding	61,331,273	53,646,480
Book value of equity per share	11.04	9.85

GLACIER BANCORP, INC.
 CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income:
Real estate loans	$13,374	14,405	51,166	59,664
Commercial loans	40,274	42,443	165,119	157,644
Consumer and other loans	11,861	12,498	47,725	48,105
Investment securities and other	11,198	9,771	38,975	39,347
Total interest income	76,707	79,117	302,985	304,760

Interest expense:
Deposits	12,151	20,673	55,012	81,459
Federal Home Loan Bank advances	2,478	4,778	15,355	18,897
Securities sold under agreements to repurchase	756	1,821	3,823	7,445
Subordinated debentures	1,852	1,884	7,430	7,537
Other borrowed funds	1,362	1,762	8,752	5,953
Total interest expense	18,599	30,918	90,372	121,291

Net interest income	58,108	48,199	212,613	183,469
Provision for loan losses	12,223	2,960	28,480	6,680
Net interest income after provision for loan losses	45,885	45,239	184,133	176,789

Non-interest income:
Service charges and other fees	10,195	10,130	41,550	37,931
Miscellaneous loan fees and charges	1,327	1,660	5,956	7,555
Gain on sale of loans	3,195	3,330	14,849	13,283
Loss on sale of investments	-	-	(7,345)	(8)
Other income	920	1,117	6,024	6,057
Total non-interest income	15,637	16,237	61,034	64,818

Non-interest expense:
Compensation, employee benefits
and related expenses	18,775	18,684	82,027	79,070
Occupancy and equipment expense	5,923	5,042	21,674	19,152
Advertising and promotion expense	1,675	1,609	6,989	6,306
Outsourced data processing expense	638	710	2,508	2,755
Core deposit intangibles amortization	741	786	3,051	3,202
Other expenses	8,340	7,633	29,660	27,432
Total non-interest expense	36,092	34,464	145,909	137,917
Earnings before income taxes	25,430	27,012	99,258	103,690

Federal and state income tax expense	8,416	8,866	33,601	35,087
Net earnings	$17,014	18,146	65,657	68,603

Basic earnings per share	0.30	0.34	1.20	1.29
Diluted earnings per share	0.29	0.34	1.19	1.28
Dividends declared per share	0.13	0.13	0.52	0.50
Return on average assets (annualized)	1.27%	1.51%	1.31%	1.49%
Return on average equity (annualized)	11.02%	13.74%	11.63%	13.82%
Average outstanding shares - basic	57,458,743	53,681,922	54,851,145	53,236,489
Average outstanding shares - diluted	57,556,778	54,030,134	55,003,814	53,748,398

AVERAGE BALANCE SHEET	For the three months ended 12-31-08			For the twelve months ended 12-31-08
(Unaudited - $ in Thousands)		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
ASSETS	Balance	Dividends	Rate	Balance	Dividends	Rate
Real Estate Loans	$784,227	13,374	6.82%	$746,135	51,166	6.86%
Commercial Loans	2,506,404	40,274	6.39%	2,390,990	165,119	6.91%
Consumer and Other Loans	701,784	11,861	6.72%	671,296	47,725	7.11%
Total Loans	3,992,415	65,509	6.53%	3,808,421	264,010	6.93%
Tax -Exempt Investment Securities (1)	355,772	4,354	4.90%	282,884	13,901	4.91%
Other Investment Securities	599,559	6,844	4.57%	555,955	25,074	4.51%
Total Earning Assets	4,947,746	76,707	6.20%	4,647,260	302,985	6.52%
Goodwill and Core Deposit Intangible	151,737			152,822
Other Non-Earning Assets	229,763			229,321
TOTAL ASSETS	$5,329,246			$5,029,403

LIABILITIES
AND STOCKHOLDERS' EQUITY
NOW Accounts	$480,121	682	0.57%	$467,374	3,014	0.64%
Savings Accounts	276,511	429	0.62%	272,673	1,865	0.68%
Money Market Accounts	737,401	3,569	1.93%	760,599	17,234	2.27%
Certificates of Deposit	886,583	7,471	3.35%	860,780	32,899	3.82%
FHLB Advances	671,087	2,478	1.47%	566,933	15,355	2.71%
Repurchase Agreements
and Other Borrowed Funds	882,341	3,970	1.79%	752,958	20,005	2.66%
Total Interest Bearing Liabilities	3,934,044	18,599	1.88%	3,681,317	90,372	2.46%
Non-interest Bearing Deposits	736,449			739,079
Other Liabilities	44,811			44,222
Total Liabilities	4,715,304			4,464,618

Common Stock	575			548
Paid-In Capital	435,007			393,158
Retained Earnings	183,737			171,385
Accumulated Other
Comprehensive (Loss)	(5,377)			(306)
Total Stockholders' Equity	613,942			564,785
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$5,329,246			$5,029,403

Net Interest Income		$58,108			$212,613
Net Interest Spread			4.32%			4.06%
Net Interest Margin			4.67%			4.58%
Net Interest Margin (Tax Equivalent)			4.81%			4.70%
Return on Average Assets (annualized)			1.27%			1.31%
Return on Average Equity (annualized)			11.02%			11.63%

(1)	Excludes tax effect of $6,155 and $1,928 on non-taxable investment security income for the year and quarter ended December 31, 2008, respectively.